DEBENTURE EXTENSION

     With respect to my Debenture number 28 dated October 6, 2004 and subsequently amended on October 6, 2005, or dated October 6, 2005 (the "Debenture") issued by Carbiz Inc. (the "Corporation"), I agree as follows.

The Debenture is hereby amended such that it will have a new maturity date of October 6, 2006 and a new conversion rate such that the "Conversion Rate" (as that term is defined in the Debenture) will change from $0.15 to $0.12, and the exercise price of each Class A Warrant and Class B Warrant will change from $0.15 to $0.12 for each class of Warrant.

     By executing this document, the undersigned debenture holder also releases the Corporation from any and all obligations, claims or liabilities, due to or held by the undersigned debenture holder, his/her successors or assigns.

Signed this _____ day of ____________, 2006 in the city of Sarasota, state of Florida.

Debenture Holder's Printed Name	Witness Printed Name

Debenture Holder's Signature	Witness Signature